Exhibit 3.16
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       DORCHESTER MINERALS ACQUISITION LP


     THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of September 24, 2004 is entered into and executed by DORCHESTER MINERALS ACQUISITION GP, INC., an Oklahoma corporation, as General Partner, and DORCHESTER MINERALS, L.P., a Delaware limited partnership, as Limited Partner.

                                 I. DEFINITIONS

     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Oklahoma as described in the first sentence of Section 2.5 as amended or restated from time to time.

     "Oklahoma Act" means the Oklahoma Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

     "General Partner" means Dorchester Minerals Acquisition GP, Inc., an Oklahoma corporation, in its capacity as the general partner of the Partnership, and any successor to Dorchester Minerals Acquisition GP, Inc., as general partner.

     "Limited Partner" means Dorchester Minerals, L.P. and any other limited partner admitted to the Partnership from time to time.

     "Partner" means the General Partner or any Limited Partner.

     "Partnership" means Dorchester Minerals Acquisition LP, an Oklahoma limited partnership.

     "Percentage Interest" means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

                           II. ORGANIZATIONAL MATTERS

     2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Oklahoma Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution, and termination of the Partnership shall be governed by the Oklahoma Act.

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     2.2 Name.  The name of the  Partnership shall be, and the business of the
Partnership shall be conducted under the name of, "Dorchester Minerals Acquisition LP."

     2.3 Principal Office; Registered Office.

        (a) The principal office of the Partnership shall be at Raley Compressor Station, Intersection of Mile 43 Road and "K" Road, 2.5 Miles southwest of Hooker, Oklahoma, Hooker, Oklahoma 73945 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

        (b) The address of the Partnership's registered office in the State of Oklahoma shall be at Raley Compressor Station, Intersection of Mile 43 Road and "K" Road, 2.5 Miles southwest of Hooker, Oklahoma, Hooker, Oklahoma 73945, and the name of the Partnership's registered agent for service of process at such address shall be Rodney D. Childress.

     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

     2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Oklahoma as required by the Oklahoma Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation, and qualification of a limited partnership in the State of Oklahoma and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Oklahoma and any state or jurisdiction in which the Partnership may elect to do business.

     2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.1% Percentage Interest and the Limited Partner shall have a 99.9% Percentage Interest.

                                  III. PURPOSE

     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Oklahoma Act.

                            IV. CAPITAL CONTRIBUTIONS

     At or around the date hereof, the Limited Partner contributed to the Partnership $990 in cash and the General Partner contributed to the Partnership $10 in cash.

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                         V. CAPITAL ACCOUNTS ALLOCATIONS

     5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to
Section 704 of the Internal Revenue Code of 1986, as amended (the "Code") and as determined by the General Partner as consistent therewith.

     5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

     5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership's accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions, or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

                    VI. MANAGEMENT AND OPERATIONS OF BUSINESS

     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner, and the Limited Partner shall not have any power to control or manage the Partnership.

                 VII. RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

     The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

                        VIII. DISSOLUTION AND LIQUIDATION

     The Partnership shall be dissolved as provided in Section 2.4 and its affairs shall be wound up as provided by applicable law.

                     IX. AMENDMENT OF PARTNERSHIP AGREEMENT

     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith.

                              X. GENERAL PROVISIONS

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     10.1  Addresses and Notices.  Any notice to the Partnership, the General
Partner, or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to
Section 2.3(a).

     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     10.3 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

     10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]




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     IN WITNESS WHEREOF, this Agreement has been duly executed by the General
Partner and the Limited Partner as of the date first above written.

                              GENERAL PARTNER:

                              DORCHESTER MINERALS ACQUISITION GP, INC.


                              BY:/s/ William Casey McManemin
                                 -------------------------------------
                                     William Casey McManemin, President


                              LIMITED PARTNER:

                              DORCHESTER MINERALS, L.P.

                              BY:     Dorchester Minerals Management LP
                                      its general partner

                                     By:  Dorchester Minerals Management GP LLC


                              By:/s/ James E. Raley
                                 ------------------------------------
                                     James E. Raley
                                     Chief Operating Officer





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